First Union National Bank of Florida
410 Central Avenue
St. Petersburg, Florida 33701





August 22, 1995

Mr. Robert S. Wiggins, CEO
Technology Research Corporation
5250 140th Avenue North
Clearwater, Florida 34620

Re: Loan Commitment and Agreement Reaffirmation

Dear Mr. Wiggins:

We are pleased to advise you that First Union National Bank of Florida ("First Union") has renewed the $2,500,000.00 Line of Credit to Technology Research Corporation under Loan Commitment and Agreement dated September 24, 1993 (the "Line of Credit"). First Union's obligation to advance under this Line of Credit will now expire on August 15, 1997. Except as expressly provided in this letter, all other terms and conditions of the Line of Credit will remain in full force and effect.

At the Borrower's option, advances under the Line of Credit shall bear and accrue interest at a rate per annum which shall be either a) the 30 day London Interbank Offering Rate (LIBOR) plus 200 basis points; or b) the Bank's Prime Rate. Interest shall be due and payable monthly, calculated using year basis of 360 days, and charged for the actual number of days elapsed in an interest period.

LIBOR base rate shall mean that rate per annum which, in the opinion of the Bank, United States dollars are being offered to major top credit quality banks at 11:00 a.m. London time, two (2) business days prior to +he commencement of the applicable interest period for settlement in immediately available funds by major top credit quality banks in the London Interbank market for a period equal to the interest period selected.

Prime Rate is defined as that rate of interest announced from time to time by the Bank as its Prime Rate.

The Line of Credit shall maintain a $750,000.00 sub-limit for Banker's Acceptances.

The fee for this Line of Credit will continue to be one-quarter percent (0.25%) per annum and will be billed monthly in arrears on the unused portion of the Line of Credit.




Page 2 of 2, Loan Commitment and Agreement Reaffirmation




Thank you for allowing First Union the continuing opportunity to be of service.

Sincerely,



/s/Timothy J. Coop
   Timothy J. Coop
Assistant Vice President



Acknowledged and Accepted by:

TECHNOLOGY RESEARCH CORPORATION



     /s/ Robert S. Wiggins
By:  ______________________
     Robert S. Wiggins, CEO



































                               PROMISSORY NOTE


$2,500,000.00                                                 August 22, 1995

Technology Research Corporation
5250 140th Avenue North
Clearwater, FL 34620
Individually and collectively "Borrower")

First Union National Bank of Florida
214 North Hogan Street
Jacksonville, FL 32202
(Hereinafter referred to as the "Bank")

RENEWAL/MODIFICATION. This Promissory Note renews, extends and/or modifies that certain promissory note dated November 12, 1993 evidencing an original principal indebtedness of $2,500,000.00 of which $2,500,000.00 is currently outstanding. This Promissory Note is not a novation.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Two Million, Five Hundred Thousand and No/100 dollars ($2,500,000.00) or such sum as may be advanced from time to time with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions and/or modifications hereof, this "Note").

INTEREST RATE SELECTIONS.

Prime Rate. The Bank's Prime Rate as that rate may change from time to time with changes to occur on the date Bank's Prime Rate changes ("Prime-Based Rate"). Bank's Prime Rate shall be that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank's Prime Rate, and Borrower acknowledges that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

LIBOR Rate. The 30-day LIBOR Rate plus 200 basis points ("LlBOR-Based Rate"). The LlBOR-Based Rate shall be determined in accordance with Bank's adjusted LIBOR Rate formula.

INTEREST RATE SELECTION AND ADJUSTMENT.

Interest Rate Options. Subject to the provisions hereof, at the election of Borrower, the unpaid principal balance of this Note shall bear interest from the date hereof at the Prime-Based Rate or the LIBOR-Based Rate (each, an "Interest Rate"). Borrower shall elect the Interest Rate, except the Prime-Based Rate, the period of time such Interest Rate will continuously apply (each, an "Interest Period"), if any, applicable thereto at the time of each borrowing and each rate conversion pursuant to the subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion" below. There shall be no more than one Interest Rate in effect at any time.

When the Prime-Based Rate is elected, it shall be adjusted daily as applicable to reflect Bank's Prime Rate and the Prime-Based Rate shall continue to apply until another Interest Rate option is elected pursuant to the subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion." When the LlBOR-Based Rate is elected, such rate shall be fixed for the Interest Period and shall apply for successive Interest Periods at the then prevailing successive rate until another Interest Rate option is elected pursuant to the subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion." When Borrower has not duly specified an Interest Rate as provided herein, the Note shall bear interest at the Prime-Based Rate.

Interest Periods. In connection with each LlBOR-Based Rate Borrower, by giving notice at the times described in the subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion" below, shall select an Interest Period to be applicable thereto, which Interest Period shall be a period of 1 month for 1-month LlBOR-Based Rate. No Interest Period selection is required for the Prime-Based Rate.

Default Rate. In addition to all other rights contained in this Note, if a Default (defined herein) occurs, and as long as a Default continues,
(a) Borrower shall no longer have the option to request the LlBOR-Based Rate and (b) all outstanding Obligations shall bear interest at the Prime-Based Rate plus three percent (3%) ("Default Rate") except if the Note is governed by North Carolina law and is under or equal to Three Hundred Thousand and No/100 Dollars ($300,000.00), the Default Rate shall be the Prime-Based Rate. The Default Rate shall apply from the occurrence of a Default (defined herein) until the Obligations or any judgment thereon is paid in full.

Notice and Manner of Borrowing and Rate Conversion. Borrower shall give Bank irrevocable telephonic notice (confirmed in writing) of each proposed borrowing or rate conversion not later than 11:00 a.m. local time at the office of Bank first shown above (a) on the same business day as each proposed borrowing or rate conversion at a Prime-Based Rate and (b) at least two (2) business days before each proposed borrowing or rate conversion at a LlBOR-Based Rate. Each such notice shall specify (I) the date of such borrowing or rate conversion, which shall be a business day, (ii} the amount to be borrowed or converted, (iii) the Interest Rate or Interest Rates selected by Borrower, and (iv) except for the Primed-Based Rate, the duration of any Interest Period applicable thereto, which period must equal the Interest Rate option. Notices received after 11:00 a.m. local time at the office of Bank first shown above shall be deemed received on the next business day.

INDEMNIFICATION AND ADDITIONAL COSTS

Indemnification. Borrower indemnifies Bank against Bank's loss or expense in employing deposits as a consequence (a) of Borrower's failure to make any payment when due under this Note or (b) any payment, prepayment or conversion of any loan on a date other than the last day of the Interest Period ("Indemnified Loss or Expense " ) .

Additional Costs. If, at any time, a new, or a revision in any existing law or interpretation or administration (including reversals) thereof by any government authority, central bank or comparable agency imposes, increases or modifies any reserve or similar requirement against assets, deposits or credit extended by Bank, or subjects Bank to any tax, duty or other charge (except tax on Bank's net income), and any of the foregoing increase the cost to Bank of maintaining its commitment or reduce the amount of any sum received or receivables by Bank under this Note, within 15 days after demand by Bank, Borrower agrees to pay Bank such additional amounts as will compensate Bank for such increased costs or reduction ("Additional Costs").

Match Funding. The amount of such (a) Indemnified Loss or Expense or (b) Additional Costs outlined above shall be determined, in Bank's sole discretion, based upon the assumption that Bank funded 100% of the loan in the applicable London interbank or domestic certificate of deposit market.

Unavailability of Interest Rate. If, at any time, (a) Bank shall determine that, by reasons of circumstances affecting foreign exchange and interbank markets generally, LIBOR or CD deposits in the applicable amounts are not being offered to Bank; or (b) a new, or a revision in any existing law or interpretation or administration (including reversals) thereof by any government authority, central bank or comparable agency shall make it unlawful or impossible for Bank to honor its obligations under this Note, (I) Bank's obligation to make, maintain or convert into a LlBOR-Based Rate shall be suspended; and (ii) the applicable LIBOR-Based Rate shall immediately be converted to the Prime-Based Rate for the remainder of the Interest Period.

INTEREST COMPUTATION.

Actual/360 Computation. Interest shall be computed on the basis of a 360-day year for the actual number of days in the interest period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

PAYMENT. This Note shall be due and payable in consecutive periodic payments of accrued interest only commencing September 15, 1995, and on the fifteenth day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable August 15, 1997.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations (defined herein) shall be applied to accrued interest and then to principal. If a Default
(defined herein) occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents (defined herein) is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LOAN DOCUMENTS AND OBLIGATIONS. The term "Loan Documents" used in this Note and other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, letters of credit and any modifications, but however, does not include swap agreements as defined in 11 U.S.C. Section 101 whenever executed.

The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations as defined in the respective Loan Documents, and all obligations under any swap agreements as defined in 11 U.S.C. Section 101 between Borrower and Bank whenever executed.

LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to five percent (5%) of each payment past due for ten
(10) or more days.

Acceptance by bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to receive such late charge or to receive a late charge for any subsequent late payment received.

If this Note is secured by owner-occupied residential real property located outside the state in which the office of Bank first shown above is located, the late charge laws of the state where the real property is located shall apply to this Note.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any triad arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to and shall be such maximum lawful interest, and (I) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist: (a) Nonpayment; Nonperformance. The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents; (b) False Warranty. A warranty or representation made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves materially false, or if of a continuing nature, becomes materially false; (c) Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower, any Subsidiary or Affiliate of Borrower ("Affiliate" shall have the meaning as defined in 11 U.S.C. Section 101, except that the term "debtor" therein shall be substituted by the term "Borrower" herein; "Subsidiary" shall mean any corporation of which more than 50% of the issued and outstanding voting stock is owned directly or indirectly by Borrower), any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates; (d) Cessation; Bankruptcy. The death of, appointment of guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower, its Subsidiaries or Affiliates, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents; or (e) Material Capital Structure or Business Alteration. A material alteration in the type or kind of Borrower's business or that of its Subsidiaries or Affiliates, if any; or the acquisition of substantially all of Borrower's, any Subsidiary's, any Affiliate's, or guarantor's business or assets, or a material portion (10% or more) of such business or assets if such a sale is outside Borrower's, any Subsidiary's, any Affiliate's or any guarantor's, ordinary course of business, or more than 50% of its outstanding stock or voting power in a single transaction or a series of transactions, or the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity, or should any Borrower, Subsidiary, Affiliate, or guarantor enter into any merger or consolidation without prior written consent of Bank.

REMEDIES UPON DEFAULT. (a) Bank Lien and Set-off. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. If a Default (defined herein) occurs, Bank is authorized to exercise its right of set-off or to foreclose its lien against any agreement or account of any nature or maturity of Borrower without notice.
(b) Acceleration Upon Default. If a Default occurs, Bank may, at Bank's discretion, accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable.
(c) Cumulative. All remedies available to Bank with respect to this Note and other Loan Documents and remedies available at law or in equity shall be cumulative and may be pursued concurrently or successively.

SECURITY. Borrower has granted Bank a security interest in the collateral described in the Loan Documents, including, but not limited to, a Loan Commitment and Agreement dated September 24, 1993, a Loan Commitment and Agreement Reaffirmation dated August 15, 1994 and a Loan Commitment and Agreement Reaffirmation dated August 22, 1995.

LINE OF CREDIT ADVANCES. Borrower may borrow, repay and reborrow, and Bank may advance and readvance under this Note respectively from time to time, so long as the total indebtedness outstanding at any one time does not exceed the principal amount stated on the face of this Note. Bank's obligation to advance or readvance under this Note shall terminate if Borrower is in Default under this Note.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or privilege granted pursuant to this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

Each Borrower or any other person who may be liable under the Loan Documents waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period; whether or not longer than the original period of the Note, and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or any person who may be liable under this Note or other Loan Documents, all without notice to or consent of any Borrower or any person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS. (a) Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. (b) Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the state where Bank first shown above is located without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of the loan agreement or any commitment letter that survives closing, the terms of this Note shall control. (c) Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state in which the office of Bank first shown above is located. (d) Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. (e) Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.
(f) Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. (g) Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to ail terms and provisions of this Note. (h) Advances. Bank in its sole discretion may make other advances and readvances under this Note pursuant hereto. (i) Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. (j) Joint and Several Obligations. Each person who signs this Note is a Borrower and is jointly and severally obligated. (k) Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

ARBITRATION AND PRESERVATION OF REMEDIES. (a) Upon demand of any party hereto, whether made before or after institution of any judicial action, any dispute, claim or controversy arising out of or connected with this Note and other Loan Documents ("Disputes") shall be resolved by binding arbitration as provided herein. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future. Arbitration shall be conducted under the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city where the Bank first shown above is located or any place agreed to in writing by the parties. The expedited procedures set forth in Rule 51 et. Seq. Of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. (b) Notwithstanding the preceding binding arbitration provision, Bank and Borrower preserve certain remedies that any party hereto may exercise freely, either alone or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law, (ii) all rights of self help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, and appointment of receiver, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. (c) Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially. (d) Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seat.


TECHNOLOGY RESEARCH CORPORATION



By:  /s/ Robert S. Wiggins
     ---------------------
     Robert S. Wiggins, Chief Executive Officer

Taxpayer Identification No.: 59-2095002